Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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1ST CENTURY BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

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1875 Century Park East, Suite 1400
Los Angeles, California 90067

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

DATE:	Thursday, May 21, 2009
TIME:	5:00 p.m.
PLACE:	1875 Century Park East, Suite 100 Los Angeles, California 90067

To the Stockholders of 1st Century Bancshares, Inc.:

Notice is hereby given that, pursuant to its bylaws and the call of its Board of Directors, the annual meeting of stockholders of 1st Century Bancshares, Inc. will be held at the above date and time, for the following purposes, all as set forth in the attached proxy statement:

Proposal No. 1: Election of Directors.  To elect the following persons to serve on the Board of Directors until the next annual meeting of the stockholders and until his or her successor is elected and has been duly qualified:

William S. Anderson	Eric M. George	Alan I. Rothenberg

Dave Brooks	Alan D. Levy	Nadine I. Watt

Joseph J. Digange	Robert A. Moore	Lewis N. Wolff

Jason P. DiNapoli	Barry D. Pressman, M.D.

Proposal No. 2:  Ratification of Appointment of Independent Registered Public Accounting Firm.  To ratify the appointment of Perry-Smith LLP as 1st Century Bancshares, Inc.’s independent registered public accounting firm for the year ending December 31, 2009.

Other Business.  To transact such other business as may properly come before the annual meeting and at any and all adjournments thereof.

Only stockholders of record at the close of business on March 31, 2009 will receive notice of, and be eligible to vote at, the annual meeting.

IT IS IMPORTANT THAT ALL STOCKHOLDERS VOTE.  WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.  YOU MAY ALSO VOTE BY TELEPHONE OR BY INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.  IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE ANY PROXY PREVIOUSLY SUBMITTED BY VOTING IN PERSON.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 21, 2009:

THIS PROXY STATEMENT AND OUR ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008 ARE AVAILABLE, FREE OF CHARGE, AT http://www.1stcenturybank.com/annualmeetingmaterials.html.

Los Angeles, California	By Order of the Board of Directors
April 13, 2009

Alan I. Rothenberg, Chairman of the Board & Chief Executive Officer	Jason P. DiNapoli, President, Chief Operating Officer & Corporate Secretary

1875 Century Park East, Suite 1400
Los Angeles, California 90067

PROXY STATEMENT

This proxy statement contains information about the 2009 annual meeting of stockholders (the “Annual Meeting”) of 1st Century Bancshares, Inc., (“1st Century Bancshares”) to be held on Thursday, May 21, 2009, beginning at 5:00 p.m., local time, at 1st Century Bancshares’ principal executive office located at 1875 Century Park East, Suite 100, Los Angeles, California 90067, and at any postponements or adjournments of the meeting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why Did You Send Me this Proxy Statement?

We sent you the notice of annual meeting of stockholders; this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement contains information that we are required to provide you under the rules of the U.S. Securities and Exchange Commission (the “SEC”) and that is designed to assist you in voting your shares. You do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card. Any proxy given may be revoked at any time prior to its exercise by filing, with our Corporate Secretary, an instrument revoking such proxy or by the filing of a duly executed proxy bearing a later date. Any stockholder present at the Annual Meeting who has given a proxy may revoke it by voting his or her shares in person if such stockholder so desires.

Along with this proxy statement, we are also sending you our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which includes our consolidated financial statements.

We will begin sending this proxy statement, notice of annual meeting and the enclosed proxy card on or about April 21, 2009, to all stockholders entitled to vote at the Annual Meeting and at any postponements or adjournments thereof. The record date for those stockholders entitled to vote at the Annual Meeting is March 31, 2009. On March 31, 2009 there were 9,476,106 shares of our common stock issued and outstanding. Common stock is our only class of capital stock.

On What Am I Voting and What is the Minimum Vote Required to Approve Each Proposal?

The matters to be considered at the Annual Meeting are:

Proposal No. 1: Election of Directors. To elect eleven (11) persons to serve on the Board of Directors for a term of one year until the 2010 annual meeting of stockholders and until each of their respective successors are elected and duly qualified. Nominees will be elected as directors by a plurality of the votes cast.

Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the appointment of Perry-Smith LLP as 1st Century Bancshares’ independent registered public accounting firm for the year ending December 31, 2009. The affirmative vote of a majority of the votes represented and entitled to vote at the annual meeting is required for the approval of this proposal.

Other Business. To transact such other business as may properly come before the Annual Meeting and at any and all adjournments thereof. With respect to any other item of business that may come before our Annual Meeting, the proxy holders will vote the proxy in their discretion and in accordance with their best judgment.

How Many Votes Do I Have?

Each share of common stock entitles you to one vote. The proxy card indicates the number of shares of common stock that you own as of the record date and therefore are entitled to vote with respect to any matter properly brought before the meeting. Cumulative voting is not permitted.

Stockholder of Record: Shares Registered in Your Name

If, on March 31, 2009, your shares of common stock were registered directly in your name with 1st Century Bancshares’ transfer agent, Registrar & Transfer Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to sign, date and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Nominee

If, on March 31, 2009, your shares were held in an account at a bank, brokerage firm or other agent or nominee, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your bank, broker or other agent or nominee on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you provide a legal proxy issued in your name from your bank, broker or other agent or nominee.

What Constitutes a Quorum?

A majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting must be present, in person or by proxy, in order to constitute a quorum. We can only conduct the business of the Annual Meeting if a quorum has been established. Abstentions and broker non-votes, if any, will be counted as shares present for purposes of determining the presence of a quorum.

How do I Vote by Proxy?

Even if you plan to attend the Annual Meeting, we urge you to vote your shares by proxy today.

Please sign, date and return the proxy card in the enclosed pre-paid envelope. You may also vote telephonically or online by following the easy instructions shown on the enclosed proxy card. By casting your vote by telephone, by Internet or by mail, you are authorizing the individuals listed on the proxy card to vote your shares in accordance with your instructions.

If you are a beneficial owner of shares registered in the name of your bank, broker or other agent or nominee, you should have received a voting instruction form enclosed with these proxy materials from that organization rather than from 1st Century Bancshares. Simply sign, date and mail the voting instruction form in the postage-paid envelope provided to ensure that your vote is counted. You may also vote telephonically or online by following the easy instructions shown on the voting instruction form provided by your bank, broker or other agent or nominee.

How do I Vote in Person at the Annual Meeting?

If you are a stockholder of record, you can attend the Annual Meeting and vote in person the shares you hold directly in your name. If you choose to do so, please bring proof of identification. If you want to vote in person at our Annual Meeting and you hold our common stock through a bank, broker or other agent or nominee, you must obtain a legal proxy from that organization and bring it to our Annual Meeting. Follow the directions on the voting instructions form furnished to you by your bank, broker or other agent or nominee included with these proxy materials, or contact your bank, broker or other agent or nominee to request a legal proxy. If you vote in person at the Annual Meeting, you will revoke any prior proxy you or your bank, broker or other agent or nominee may have submitted with respect to the shares of common stock you own of record or beneficially.

What if I do not Specify How My Shares are to be Voted on the Proxy Card?

If the proxy card does not specify how your shares are to be voted and you are the stockholder of record, your shares represented by the proxy card will be voted “FOR” Proposal 1 and “FOR” Proposal 2. If you hold your shares in “street name,” refer to the paragraph immediately below for information as to how your shares may be voted. If any other matter is properly presented at the Annual Meeting, the individuals named on your proxy card will vote your shares in their discretion and using their best judgment. At the time of the mailing of this proxy statement, we know of no matters that need to be acted upon at the Annual Meeting, other than those discussed in this proxy statement.

What is the Effect of Broker Non-Votes and Abstentions?

Under the rules that govern brokers who have record ownership of shares that they hold in “street name” for their clients who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters, such as uncontested director elections and ratification of independent registered public accounting firms, but not on non-routine matters, such as contested director elections or stockholder proposals. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a non-routine matter because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary authority to vote the shares because of the non-routine nature of the matter.

Abstentions and broker non-votes, if any, will be counted as shares present for purposes of determining the presence of a quorum. However, abstentions will not be counted as votes cast for purposes of determining which directors have received a plurality of the votes in connection with the election of directors or whether the ratification of the appointment of Perry-Smith LLP has received a majority of the votes present and entitled to vote at the annual meeting and therefore will have no effect on the results of the vote for the election of directors and will have the same effect as a vote cast against ratification of the appointment of Perry-Smith LLP.

May I Change My Vote After I Return My Proxy?

Yes, a person giving a proxy has the power to revoke it. If you submit a proxy by mail, by telephone or by Internet, you may revoke such proxy and change your vote at any time before the voting is conducted at the Annual Meeting. You may change your vote in any one of three ways:

•                  You may submit another executed proxy card with a later date, or vote again by telephone or by Internet.

•                  You may notify our Corporate Secretary in writing before the Annual Meeting that you wish to revoke your proxy.

•                  You may attend the Annual Meeting and vote in person, however, your attendance at the Annual Meeting, in and of itself, will not revoke your earlier proxy.

Who Conducts the Proxy Solicitation?

1st Century Bancshares is soliciting the proxies and will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our stockholders. Copies of solicitation material will be furnished to banks, brokerage houses and other agents holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to these beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners. 1st Century Bancshares has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record. None of our directors have informed us in writing that he or she intends to oppose any action intended to be taken by us at the Annual Meeting.

What are the Recommendations of the Board of Directors?

The 1st Century Bancshares Board of Directors unanimously recommends that you vote “FOR” the election of all of the nominees for director and “FOR” the ratification of Perry-Smith LLP as 1st Century Bancshares’ independent registered public accounting firm.

How Do I Obtain an Annual Report on Form 10-K?

Together with this proxy statement, we have distributed to each of our stockholders our Annual Report on Form 10-K for the year ended December 31, 2008, which includes the consolidated financial statements of 1st Century Bancshares and the report thereon of Perry-Smith LLP, 1st Century Bancshares’ independent registered public accounting firm. If you did not receive the Annual Report on Form 10-K (or would like another copy), you may obtain a copy from our website at www.1stCenturyBank.com or we will send it to you without charge.

The Annual Report on Form 10-K includes a list of exhibits filed with the SEC, but the Annual Report on Form 10-K we have delivered to you does not include the exhibits. If you wish to receive copies of the exhibits, we will send them to you. Expenses for copying and mailing will be your responsibility. Please write to: Jason P. DiNapoli, Corporate Secretary, 1st Century Bancshares, Inc., 1875 Century Park East, Suite 1400, Los Angeles, CA 90067, (310) 270-9500.

Do I have Rights of Appraisal or Similar Rights of Dissenters with Respect to Any Matter to be Acted upon at the 2009 Annual Meeting?

Neither of the two proposals to be acted upon at the Annual Meeting and discussed in this Proxy Statement carry rights of appraisal or similar rights of dissenters.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Nominees

The eleven persons named below, all of whom are currently members of our Board of Directors, have been nominated for election to serve for a term of one year until the date of the next annual stockholders meeting and until their successors have been elected and qualified:

William S. Anderson	Eric M. George	Alan I. Rothenberg

Dave Brooks	Alan D. Levy	Nadine I. Watt

Joseph J. Digange	Robert A. Moore	Lewis N. Wolff

Jason P. DiNapoli	Barry D. Pressman, M.D.

Each of the above nominees was recommended to the Nominating and Corporate Governance Committee by our Chief Executive Officer, approved by our Nominating and Corporate Governance Committee to be included on our proxy card and upon the recommendation of the Nominating and Corporate Governance Committee approved by our Board. Our Nominating and Corporate Governance Committee has not received any recommendations from stockholders regarding nominees for election at the upcoming Annual Meeting.

Fewer nominees are named above than the number of members of our Board as fixed in accordance with our bylaws.  The Nominating and Corporate Governance Committee is currently considering whether it is in our best interests and the best interests of our stockholders to fix the number of members of our Board at eleven. Accordingly, proxies cannot be voted for a greater number of persons than the eleven nominees named above.

Unless otherwise instructed, the proxyholders will vote the proxies received by them for the eleven nominees named above. If any of our nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. It is not presently expected that any of the nominees named above will be unable or will decline to serve as a director. If additional persons are nominated for election as directors, the proxyholders intend to vote all proxies received by them in a manner to assure the election of as many of the nominees listed above as possible. In such event, the specific nominees to be voted for will be determined by the proxyholders.

The Board of Directors recommends that our stockholders vote “FOR” the eleven persons named above.

INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS

The table below shows the present executive officers and nominees for the Board of Directors of 1st Century Bancshares, their ages as of March 31, 2009, the date on which they first became a director or executive officer of 1st Century Bancshares and their business experience during the past five years.

Name	Relationship to 1st Century Bancshares	Age	Director or Executive Officer of 1st Century Bancshares Since	Business Experience During the Past Five Years

William S. Anderson	Director	50	September 2007

Chairman, Chief Executive Officer of First Beverage Capital; former Executive Vice President of Topa Equities, Ltd.; former President of Topa Properties, Ltd.; former attorney with O’Melveny & Myers; director on the Boards of Acacia Research Corporation, Topa Insurance Company, and PGP Capital Advisors; serves on the Advisory Board of Lineage Capital Partners; and Board advisor to New Belgium Brewing Company.

Name	Relationship to 1st Century Bancshares	Age	Director or Executive Officer of 1st Century Bancshares Since	Business Experience During the Past Five Years

Dave Brooks	Director	73	September 2007

Retired Owner, President and Chief Executive Officer of Mara Escrow Company of Beverly Hills; current owner, officer and director of Canon Escrow and Scright Escrow; owner of M.A.R.A., Inc. and its subsidiaries; and appears as expert witness in connection with escrow litigation.

Joseph J. Digange	Director	82	September 2007	Retired President, Chief Operating Officer and Director of former Western Bank.

Jason P. DiNapoli	President, Chief Operating Officer, Director & Corporate Secretary	40	September 2007

Current President, Chief Executive Officer, Director and Corporate Secretary of 1st Century Bank, N.A. (subsidiary of 1st Century Bancshares, Inc.); Former Executive Vice President and Former Senior Vice President, 1st Century Bank, N.A.; and Vice President Finance, J P DiNapoli Companies Inc.

Eric M. George	Director	40	May 2008	Partner of Browne Woods George LLP; Member of State Judicial Selection Advisory Committee; Deputy of Federal Judicial Selection Committee; and director on the Board of Bet Tzedek.

Donn B. Jakosky	Executive Vice President & Chief Credit Officer of 1st Century Bank, N.A. (subsidiary of 1st Century Bancshares, Inc.)	55	September 2006 (this date relates to Mr. Jakosky’s relationship with our subsidiary, 1st Century Bank, N.A.)

Current Executive Vice President & Chief Credit Officer of 1st Century Bank, N.A. (subsidiary of 1st Century Bancshares, Inc.); Senior Vice President & Senior Credit Administrator, Mellon 1st Business Bank.

Dan T. Kawamoto	Executive Vice President & Chief Financial Officer	58	September 2007

Executive Vice President & Chief Financial Officer of 1st Century Bank, N.A. (subsidiary of 1st Century Bancshares, Inc.); Former Interim Chief Financial Officer of 1st Century Bank, N.A.; Former Executive Vice President of Comerica Bank — Western Market.

Daisy W. Lee	Vice President & Controller	35	September 2007

Current Vice President & Controller of 1st Century Bank, N.A. (subsidiary of 1st Century Bancshares, Inc.); Former Vice President - Financial Planning at Vineyard Bank, N.A.; Former Vice President - Financial Reporting Manager at Vineyard Bank, N.A.

Alan D. Levy	Director	70	September 2007	Chairman of the Board and Chief Executive Officer of Tishman International Companies.

Robert A. Moore	Director	66	September 2007	Retired Executive Vice President & Chief Credit Officer of 1st Century Bank, N.A.; and Executive Vice President and Chief Credit Officer of City National Bank, N.A.

Barry D. Pressman, M.D.	Director	65	September 2007	Physician, Radiologist, Chairman of the Department of Imaging, Cedars-Sinai Medical Center.

Name	Relationship to 1st Century Bancshares	Age	Director or Executive Officer of 1st Century Bancshares Since	Business Experience During the Past Five Years

Alan I. Rothenberg	Chairman of the Board of Directors and Chief Executive Officer	69	September 2007

Chairman of the Board of Directors of 1st Century Bank, N.A. (subsidiary of 1st Century Bancshares, Inc.); Retired partner of Latham & Watkins; mediator and arbitrator and a consultant to major corporations; Chairman of Premier Partnerships, a sports and entertainment marketing and consulting firm; President of the Los Angeles Board of Airport Commissioners; and Director on the Boards of Zenith National Insurance Corp. (NYSE:ZNT) and California Pizza Kitchen (NASDAQ:CPKI).

Nadine I. Watt	Director	40	May 2008

President of Watt Plaza Twin Towers, Inc.; Director of Marketing of Watt Companies; Former Vice President of Watt Genton Associates; Membership co-chair for the Los Angeles Business Council; Serves on Executive Committee for Los Angeles Real Estate and Construction council for the City of Hope; and Director on the Boards of Best Buddies California and California Science Center.

Lewis N. Wolff	Director	73	September 2007	Chairman and Chief Executive Officer of Wolff Urban Development, LLC; Owner of the Oakland Athletics; and Director on the Board of Sunstone Hotel Investors, Inc. (NYSE:SHO).

Information about 1st Century Bancshares Stock Ownership

Security Ownership of Management and Certain Beneficial Owners

As of March 31, 2009, the record date of the Annual Meeting, there were 9,476,106 shares of 1st Century Bancshares common stock issued and outstanding.  The following table sets forth the beneficial ownership of the issued and outstanding shares of 1st Century Bancshares’ common stock as of the record date by: (i) each person or entity known by us to own beneficially more than 5% of our outstanding common stock (based upon our review of 13D and 13G filings as of March 31, 2009), (ii) each of our directors and director nominees, (iii) each of our Named Executive Officers, and (iv) all of our directors and executive officers as a group.  Other than as listed below, we know of no beneficial owner of more than 5% of our common stock.  The number of shares beneficially owned is determined pursuant to rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares which the individual has the right to acquire within 60 days of March 31, 2009, through the exercise of any stock option or other right.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Owner(2)	Percent of Class(3)

William S. Anderson (4)	51,000	*
Leslie E. Bider (5)	10,500	*
Dave Brooks (6)	265,826	2.70%
Joseph J. Digange (7)	102,250	1.07%
Jason P. DiNapoli (8)	243,189	2.50%
Marshall S. Geller (9)	141,000	1.48%
Eric M. George (10)	4,500	*
Dan T. Kawamoto (11)	59,086	*
Alan D. Levy (12)	59,000	*

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Owner(2)	Percent of Class(3)

Robert A. Moore (13)	31,750	*
Barry D. Pressman, M.D. (14)	126,000	1.32%
Alan I. Rothenberg (15)	951,855	9.37%
Nadine I. Watt (16)	15,200	*
Lewis N. Wolff (17)	163,050	1.72%

Directors and Executive Officers as a Group (16 persons)	2,266,706	21.50%

* Less than 1%

(1)	The address for each of the directors and executive officers is 1st Century Bancshares’ address at 1875 Century Park East, Suite 1400, Los Angeles, California 90067.
(2)

Except as otherwise noted, may include shares held by such person’s spouse (except where legally separated) and minor children, and by any other relative of such person who has the same home; shares held in street name for the benefit of such person; shares held by a family or retirement trust as to which such person is a trustee and/or primary beneficiary with sole voting and investment power (or shared power with a spouse); or shares held in an individual retirement account as to which such person has voting rights and investment power.

(3)	Based on 9,476,106 shares of common stock outstanding as of March 31, 2009.
(4)	Includes 7,223 shares of unvested restricted stock, of which 2,500 shares vest in April 2009, 2,500 shares vest in October 2010 and the remaining vest at the rate of 1/32 monthly.
(5)	Includes 3,987 shares of unvested restricted stock, of which 1,320 shares vest at the rate of 1/19 monthly and the remaining vest at the rate of 1/32 monthly.
(6)

Includes 52,800 option shares, which Mr. Brooks may acquire within 60 days after March 31, 2009 and 7,223 shares of unvested restricted stock. Of the 7,223 shares of unvested restricted stock, 2,500 shares vest in April 2009, 2,500 shares vest in October 2010 and the remaining vest at the rate of 1/32 monthly.

(7)

Includes 45,000 option shares, which Mr. Digange may acquire within 60 days after March 31, 2009 and 2,500 shares of unvested restricted stock. Mr. Digange’s unvested restricted stock vests in April 2009.

(8)

Includes 47,500 option shares, which Mr. DiNapoli may acquire within 60 days after March 31, 2009 and 145,000 shares of unvested restricted stock. Of the 145,000 shares of unvested restricted stock, 10,000 shares vest in April 2009, 75,000 shares vest in April 2010, 30,000 shares vest in May 2011, 15,000 shares vest in May 2012 and the remaining vest in May 2013.

(9)

Includes 50,000 option shares, which Mr. Geller may acquire within 60 days after March 31, 2009 and 7,223 shares of unvested restricted stock. Of the 50,000 option shares, 29,167 of the option shares were subject to certain restrictions on resale and as of March 31, 2009, approximately 4,254 of those option shares remain subject to such resale restrictions. Of the 7,223 shares of unvested restricted stock, 2,500 shares vest in April 2009, 2,500 shares vest in October 2010 and the remaining vest at the rate of 1/32 monthly.

(10)	Includes 2,223 shares of unvested restricted stock, which vest at the rate of 1/32 monthly.
(11)

Includes 43,000 shares of unvested restricted. Of the 43,000 shares of unvested restricted stock, 12,500 shares vest in May 2009, 12,500 shares vest in May 2010, 16,500 shares vest in May 2011, 750 shares vest in May 2012 and the remaining vest in May 2013.

(12)

Includes 25,000 option shares, which Mr. Levy may acquire within 60 days after March 31, 2009 and 8,167 shares of unvested restricted stock. Of the 25,000 option shares, 14,583 of the option shares were subject to certain restrictions on resale and as of March 31, 2009, approximately 2,127 of those option shares remain subject to such resale restrictions. Of the 8,167 shares of unvested restricted stock, 2,750 shares vest in April 2009, 2,750 shares vest in October 2010 and the remaining vest at the rate of 1/32 monthly.

(13)

Includes 20,000 option shares, which Mr. Moore may acquire within 60 days after March 31, 2009 and 8,667 shares of unvested restricted stock. Of the 20,000 option shares, 11,667 of the option shares were subject to certain restrictions on resale and as of March 31, 2009, approximately 1,701 of those option shares remain subject to such resale restrictions. Of the 8,667 shares of unvested restricted stock, 3,000 shares vest in April 2009, 3,000 shares vest in October 2010 and the remaining vest at the rate of 1/32 monthly.

(14)

Includes 50,000 option shares, which Dr. Pressman may acquire within 60 days after March 31, 2009 and 8,167 shares of unvested restricted stock. Of the 50,000 option shares, 29,167 of the option shares were subject to certain restrictions on resale and as of March 31, 2009, approximately 4,254 of those option shares remain subject to such resale restrictions. Of the 8,167 shares of unvested restricted stock, 2,750 shares vest in April 2009, 2,750 shares vest in October 2010 and the remaining vest at the rate of 1/32 monthly.

(15)

Includes 677,573 option shares, which Mr. Rothenberg may acquire within 60 days after March 31, 2009 and 13,334 shares of unvested restricted stock. Of the 677,573 option shares, 215,833 of the option shares were subject to certain restrictions on resale and as of March 31, 2009, approximately 31,476 of those option shares remain subject to such resale restrictions. Of the 13,334 shares of unvested restricted stock, 6,667 shares vest in May 2011, 3,334 shares vest in May 2012 and the remaining vest in May 2013.

(16)	Includes 2,223 shares of unvested restricted stock, which vest at the rate of 1/32 monthly.
(17)

Includes 52,800 option shares, which Mr. Wolff may acquire within 60 days after March 31, 2009 and 7,223 shares of unvested restricted stock. Of the 52,800 option shares, 30,800 of the option shares were subject to certain restrictions on resale and as of March 31, 2009, approximately 4,492 of those option shares remain subject to such resale restrictions. Of the 7,223 shares of unvested restricted stock, 2,500 shares vest in April 2009, 2,500 shares vest in November 2010 and the remaining vest at the rate of 1/32 monthly.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF 1ST CENTURY BANCSHARES’ ELEVEN NOMINEES TO THE BOARD SET FORTH ABOVE.

PROPOSAL NO. 2:
RATIFY SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR 2009

Principal Auditor Fees and Services

The Audit Committee has appointed Perry-Smith LLP as our independent registered public accounting firm for the year ending December 31, 2009, and stockholders are being asked to ratify the appointment.  Representatives of Perry-Smith LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.  Grant Thornton LLP, accountants for the years ended December 31, 2005 and December 31, 2006, and for the first fiscal quarter ended March 31, 2007, performed audit services, which included the examination of the financial statements and services related to filings by 1st Century Bank, N.A. with the Office of the Comptroller of the Currency.

On July 11, 2007, as approved by the Audit Committee, 1st Century Bancshares engaged Perry-Smith LLP as independent registered public accountants for the years ended December 31, 2007 and December 31, 2008.  The client-auditor relationship between 1st Century Bancshares and Grant Thornton, LLP was terminated on July 11, 2007. Grant Thornton LLP’s report on our financial statements for the years ended December 31, 2005 and 2006 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.  The decision to terminate Grant Thornton LLP was recommended and approved by the Audit Committee.  During the period from January 1, 2007 to July 10, 2007, there were no disagreements with Grant Thornton LLP, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.  During the period January 1, 2007 to July 10, 2007, there were no “reportable events” as defined in Item 301(a)(1)(v) of Regulation S-K.

During the period from January 1, 2007 to July 10, 2007, we did not consult with Perry-Smith LLP, on any issue, nor did Perry-Smith LLP advise us on any application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any matter that was either the subject of a “disagreement” or a “reportable event” (each as defined in Item 301 (a)(1) of Regulation S-K).

In determining the independence of Perry-Smith LLP, the Audit Committee considered whether the provision of non-audit services is compatible with maintaining that independence. The following table shows the fees paid or accrued by 1st Century Bancshares for the audit and other services provided by Grant Thornton LLP and Perry-Smith LLP for fiscal years 2007 and 2008.

	December 31,	December 31,
	2007	2008
Grant Thornton LLP
Audit Fees	$33,464	$—
Audit Related Fees	—	—
Tax Fees(1)	19,224	—
All Other Fees(2)	47,020	51,840
Total Fees	$99,708	$51,840

	December 31,	December 31,
	2007	2008
Perry-Smith LLP
Audit Fees	$165,000	$175,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(3)	2,420	—
Total Fees	$167,420	$175,000

(1)	Tax fees consist primarily of fees paid in connection with preparing federal and state income tax returns and other tax related services.
(2)

For 2007, includes: $30,308 in fees related to consent letters in connection with our Form S-8 filings with the SEC; $9,000 in fees related to review of Form 8-K in connection with termination of Grant Thornton LLP; and $7,712 in fees related to strategic planning. For 2008, includes $51,840 in fees regarding the reissuance of Grant Thornton’s audit report dated March 13, 2007 and consent letters in connection with our Form S-8 filings with the SEC.

(3)

All Other Fees consists of $920 in fees paid in connection with discussions with management regarding share-based incentive compensation plans and $1,500 in fees paid in connection with review of our Form S-8 filings with the SEC.

The Audit Committee approved all services to be provided by Grant Thornton LLP and Perry-Smith LLP prior to services being rendered (subject to the de minimus exception permitted by the Exchange Act). In accordance with the Audit Committee Charter, the Audit Committee pre-approves all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm.  During the approval process, the Audit Committee considers all of the auditing and non-auditing services provided by the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE SELECTION OF PERRY-SMITH LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Corporate Governance Guidelines

Our Board of Directors has a standing Nominating and Corporate Governance Committee.  The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance.  Our Board of Directors has adopted corporate governance guidelines that provide for, among other things:

•                  A Board of Directors consisting predominantly of non-management Directors and a substantial majority of whom are independent Directors;

•                  Periodic executive sessions of non-management Directors;

•                  A Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee consisting entirely of independent directors;

•                  An annual self-evaluation process for the Board of Directors and its committees;

•                  Director education and orientation; and

•                  Ethical conduct of directors and adherence to a duty of loyalty to 1st Century Bancshares.

Board Qualification and Selection Process

It is the view of our Nominating and Corporate Governance Committee that the members of our Board of Directors should possess the highest personal and professional ethics and integrity and be devoted to representing the best interests of 1st Century Bancshares and its stockholders.  Members of the Board of Directors are expected to act in a manner consistent with the duties of care and loyalty owed to 1st Century Bancshares.  Other factors significant to a director’s qualification for membership on our Board of Directors include background and experience working for or serving on the board of directors of commercial and community banks or other corporate and not-for-profit board of directors, an ability to serve as a significant and active resource for referrals and business development and an ability to work together with other members of the Board of Directors.

Consideration of Stockholder Nominees

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder recommendations for candidates for membership on our Board of Directors.  The Nominating and Corporate Governance Committee will consider nominees recommended by our stockholders provided that the recommendation is made in compliance with the terms and conditions of our bylaws. Candidates recommended by stockholders that comply with the procedures set out in our bylaws will receive the same consideration that candidates recommended by the Nominating and Corporate Governance Committee receive.

Our bylaws provide for the nomination of directors in the following manner:

“Section 5. Nominations and Proposals. Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at any Annual Meeting of stockholders only (a) pursuant to the Corporation’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in these bylaws, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 5.

For nominations or other business to be properly brought before an Annual Meeting of stockholders by a stockholder pursuant to clause (c) of the preceding sentence, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business (a) must otherwise be a proper matter for stockholder action under applicable law, (b) must not, if implemented, cause the Corporation to violate any applicable state, federal or foreign law or regulation, each as determined in good faith by the Board of Directors and (c) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Corporation with a Solicitation Notice (as defined below), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination(s), have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee(s) proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice; and (d) if no Solicitation Notice relating thereto has been timely provided pursuant to this Section 5, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section. No person may be appointed, nominated or elected a director of the Corporation unless such person, as of the time of the notice of nomination provided for pursuant to this Section 5 and as of the time of appointment or election, would then be able to serve as a director without conflicting in any manner with any applicable state, federal or foreign law or regulation, as determined in good faith by the Board of Directors.

To be timely, a stockholder’s notice shall be delivered to and received by the Secretary at the principal executive offices of the Corporation (a) not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting, or (b) not later than the close of business on the 45th calendar day, nor earlier than the close of business on the 75th calendar day, prior to the first anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting, whichever period described in clause (a) or (b) of this sentence occurs first; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of the preceding year’s annual meeting, any notice by the stockholder of business or the nomination of directors for election or reelection to be brought before the annual meeting to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made; provided, further, that in the event the number of directors constituting the entire Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 70 days prior to the first anniversary of the date on which the Corporation first mailed to stockholders notice of the preceding year’s annual meeting, a stockholder’s notice required under this Section 5 shall also be considered timely, but only with respect to nominees for new directorships created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of a stockholder meeting commence a new time period for the giving of a stockholder’s notice as described above.

Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (or any successor thereto) (the “Exchange Act”) and Rule 14a-11 thereunder (or any successor thereto) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (ii) a written statement executed by such person acknowledging that as a director of the Corporation, such person will owe a fiduciary duty under the DGCL exclusively to the Corporation and its stockholders and (iii) such other information as the Corporation may reasonably require to determine the qualifications of such proposed nominee to serve as a director of the Corporation, (b) as to each person whom the stockholder proposes to nominate for election or reelection as a director, a certification by such stockholder and such nominee that such nominee is eligible to serve as a director in accordance with this Section 5 as of the date of the notice of nomination and will be eligible to serve as a director in accordance with this Section 5 as of the time of the election, (c) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (d) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address, as they appear on the Corporation’s books, of the stockholder, such beneficial owner, and any other stockholders and beneficial owners known by such stockholder or such beneficial owner to be supporting such proposed business or nominees, (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination(s), a sufficient number of holders of the Corporation’s voting shares to elect such nominee(s) (an affirmative statement of such intent, a “Solicitation Notice”) and (iv) a copy of any such Solicitation Notice.

For purposes of this Section 5, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

At a Special Meeting of stockholders, only such business as is set forth in the Corporation’s notice of meeting shall be conducted at the meeting. Nominations of persons for election to the Board of Directors may be made at a Special Meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this paragraph and who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this paragraph. In the event the Corporation calls a Special Meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by the fourth paragraph of this Section 5 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such Special Meeting and not later than the close of business on the later of the 90th day prior to such Special Meeting or the 10th day following the day on which public announcement is first made of the date of the Special Meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a Special Meeting commence a new time period for the giving of a stockholder’s notice.

Notwithstanding any provision herein to the contrary, (a) no business shall be conducted at a stockholders meeting except in accordance with the procedures set forth in this Section 5 and (b) only persons nominated in accordance with the procedures set forth in this Section 5, and who meet the eligibility requirements set forth in this Section 5, shall be eligible for election as directors. The officer of the Corporation presiding at a meeting of stockholders shall, if the facts warrant, determine that the business or the nomination, as the case may be, was not properly brought before the meeting in accordance with the procedures prescribed by these bylaws and, if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted and any such nomination shall not stand for election or reelection.

In addition to and not to the exclusion of the foregoing provisions of this Section 5, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to matters set forth in this Section 5. Nothing in this Section 5 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.”

In evaluating potential nominees, the Nominating and Corporate Governance Committee will look at the factors described above under the heading “Board Qualification and Selection Process.” For those candidates who meet the criteria, the Board of Directors will conduct a due diligence review and interview the candidate if he or she is not already known to the Nominating and Corporate Governance Committee.

Executive Sessions

In 2008, two executive sessions of non-management directors were held.

Communications with the Board of Directors

Stockholders may communicate with the Board of Directors, including a committee of the Board of Directors or individual directors, by writing to the following address:

Jason P. DiNapoli, Corporate Secretary
1st Century Bancshares, Inc.
1875 Century Park East, Suite 1400
Los Angeles, California 90067
(310) 270-9500

All communications sent to the Board of Directors will be communicated with the entire Board of Directors unless the Chairman of the Board reasonably believes communication with the entire Board of Directors is not appropriate or necessary or unless the communication is addressed solely to a specific committee or an individual director.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, as well as persons who own more than ten percent of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock. Directors, executive officers and greater-than-ten percent stockholders are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a) of the Securities and Exchange Act of 1934, as amended.

During 2008 Dave Brooks, Jason P. DiNapoli, Marshall Geller, Donn B. Jakosky, Dan T. Kawamoto, Alan D. Levy, Robert A. Moore, Barry D. Pressman, M.D., Alan I. Rothenberg and Lewis N. Wolff each failed to file a Form 4 required by Section 16(a) of the Securities Exchange Act of 1934, as amended, which report would have covered a single transaction. During 2008 William S. Anderson, Leslie E. Bider and Richard S. Ziman each failed to file two Form 4s and each such report would have covered a single transaction. During 2008 Eric M. George and Nadine I. Watt each failed to file a Form 3 and a Form 4, which Form 4 would have covered a single transaction. Daisy W. Lee failed to file a Form 3 but had no transactions to report during 2008. We only recently learned of the foregoing failures to file Form 3s and Form 4s and plan to file such reports in the near term.

Code of Ethics

We expect all of our directors, executive officers and employees to adhere to the highest standards of ethics and business conduct with each other, customers, stockholders and communities we serve, and to comply with all applicable laws, rules and regulations that govern our business.  We have adopted a Code of Ethics that applies to all of 1st Century Bancshares directors, officers and employees.  We will provide any person without charge a copy of our Code of Ethics upon our receipt of a written request addressed to our Corporate Secretary, Jason P. DiNapoli, at 1875 Century Park East, Suite 1400, Los Angeles, California 90067.

The Board of Directors

The Board of Directors oversees our business and monitors the performance of management.  In accordance with corporate governance principles, the Board of Directors does not involve itself in day-to-day operations.  With the exception of our Chairman, Alan I. Rothenberg and our President, Chief Operating Officer & Corporate Secretary, Jason P. DiNapoli who are employed by 1st Century Bancshares, the Board of Directors keep themselves informed through, among other things, discussions with the Chief Executive Officer and other key executives, by reading reports and other materials that we send them and by participating in Board of Directors and committee meetings.

The Board of Directors held six meetings during 2008. Each incumbent director, with the exception of Eric M. George and Alan D. Levy attended at least 75% of the total number of meetings of the Board of Directors plus meetings of the standing committees on which that particular director served. Directors are expected to attend the annual meeting of stockholders unless they have good cause for not doing so. A director who is unable to attend the annual meeting is expected to provide prior notice to the Chairman of the Board.

The Committees of the Board of Directors

The Board of Directors may delegate portions of its responsibilities to committees of its members.  These standing committees of the Board of Directors meet at regular intervals to attend to their particular areas of responsibility.  Our Board of Directors has three standing committees: the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.  The following is a brief description of each committee:

Audit Committee.  Our Audit Committee is a standing committee appointed by our Board of Directors to oversee the processes of our accounting and financial reporting and our audits and financial statements.  The Audit Committee operates under a written charter, adopted by the Board of Directors, which is available on the 1st Century Bancshares’ website (www.1stCenturyBank.com).   The charter is reviewed annually with input from our outside counsel and may be changed to keep abreast of current regulations and changes in duties.

The members of the Audit Committee are Leslie E. Bider (Chairperson), William S. Anderson and Barry D. Pressman, M.D.  Each member is an “independent director,” as defined by the NASDAQ Marketplace Rules. In addition, our Board of Directors has determined that Leslie E. Bider qualifies as an “audit committee financial expert,” as defined under the SEC rules and “independent” as independence for audit committee members is defined in the NASDAQ Marketplace Rules.  The Audit Committee held four meetings during 2008.

The Audit Committee’s authorities and responsibilities are set forth in the Audit Committee charter, and include, but are not limited to:

•                                          appointing, retaining, compensating and overseeing our independent auditors;

•                                          pre-approving all auditing services and permitted non-audit services to be performed for us by the independent auditors;

•                                          reviewing the independence of our auditors;

•                                          reviewing and approving any and all related party transactions;

•                                          establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•                                          reviewing with the independent auditors and the internal auditor the adequacy of our system of internal controls;

•                                          meeting with the independent auditors to discuss the scope of the annual audit and the procedures to be followed;

•                                          reviewing with the independent auditors at the completion of the annual audit the results of the audit of our financial statements and their report issued in connection with the audit; and

•                                          providing us with the report of the audit committee with respect to the audited financial statements required to be included in our annual proxy materials under the federal securities laws.

Compensation Committee.  Our Compensation Committee is a standing committee appointed by our Board of Directors to oversee our compensation and employee benefit plans and practices, including our executive compensation plans and our incentive-compensation and equity-based plans.  The Compensation Committee has a charter, which is available on the 1st Century Bancshares’ website (www.1stCenturyBank.com). This charter is reviewed annually with input from our outside counsel and may be changed to keep abreast of current regulations and changes in duties.

The members of the Compensation Committee are William S. Anderson (Chairperson), Alan D. Levy and Nadine I. Watt.  Alan D. Levy served as the Chairperson of the Compensation Committee during 2008 until February 2009. Each member is an “independent director,” as defined by the NASDAQ Marketplace Rules.  The Compensation Committee held two meetings during 2008.

The Compensation Committee’s responsibilities include, but are not limited to:

•                                          evaluating annually the performance of our Chairman of the Board and Chief Executive Officer and our President, Chief Operating Officer, and Corporate Secretary as well as setting compensation based on the evaluation;

•                                          determining the appropriate level of compensation for our other executive officers;

•                                          reviewing all incentive-compensation and equity-based plans and adopting or amending, or recommending that our Board of Directors adopt or amend, such plans as the Compensation Committee deems appropriate; and

•                                          evaluating annually the appropriate level of compensation for service by non-employee members of our Board of Directors and, based upon such evaluation, recommending to the Board of Directors the level of compensation that the Compensation Committee deems appropriate.

The Compensation Committee evaluates its executive compensation program in light of the marketplace to make sure the program is competitive. A discussion of 1st Century Bancshares market review is contained below under the heading “The Elements of Compensation.”  The Compensation Committee may delegate its authority to others within the organization if it deems necessary, but has not done so.  Our Chief Executive Officer and President participate, when requested to do so, in determining or recommending the amount or form of executive and director compensation (except with respect to their own compensation).

 Nominating and Corporate Governance Committee.  Our Nominating and Corporate Governance Committee is a standing committee appointed by our Board of Directors to assist the Board with identifying individuals qualified to become Board members, take a leadership role in shaping the corporate governance of 1st Century Bancshares, and to recommend to the Board director nominees for each committee. The Nominating and Corporate Governance Committee has a charter which is available on the 1st Century Bancshares’ website (www.1stCenturyBank.com).  The charter is reviewed annually with input from our outside counsel and may be changed to keep abreast of current regulations and changes in duties.

The members of the Nominating and Corporate Governance Committee are William S. Anderson (Chairperson), Alan D. Levy and Nadine I. Watt.  Alan D. Levy served as the Chairperson of the Nominating and Corporate Governance Committee during 2008 until February 2009. Each member is an “independent director,” as defined by the NASDAQ Marketplace Rules.  The Nominating and Corporate Governance Committee held two meetings during 2008.

How We Compensate Directors

During the 2008 fiscal year, each non-employee director received fees in the amounts set forth in the footnotes to the table below.  The Board of Directors may authorize the payment of such fees in the future, if the fees appear to be appropriate.

During the 2008 fiscal year, each non-executive director received $7,500 in fees, except for Eric M. George and Nadine I. Watt who became directors in May 2008 and as such received a pro rated amount.

Under our Equity Incentive Plan, all non-employee directors were granted restricted stock in the amounts set forth in the footnotes to the table below.  All such restricted stock will be vested at the latest in November 2011.

The table below summarizes the compensation we paid to non-employee directors for the fiscal year ended December 31, 2008.

Director Compensation*

Name	Fees earned or paid in cash ($)		Stock Awards ($) (1)	Total ($)

William S. Anderson	$7,500		$30,246	$37,746

Leslie E. Bider	7,500		12,877	20,377

Dave Brooks	7,500		15,496	22,996

Joseph J. Digange	14,380	(2)	7,775	22,155

Marshall S. Geller	7,500		15,496	22,996

Eric M. George	3,750		2,679	6,429

Alan D. Levy	7,500		17,314	24,814

Robert A. Moore	7,500		18,595	26,095

Barry D. Pressman, M.D.	7,500		17,314	24,814

Nadine I. Watt	3,750		2,679	6,429

Lewis N. Wolff	7,500		15,496	22,996

Richard S. Ziman	7,500		12,341	19,841

* No option awards or any other compensation was paid to non-employee directors.

 (1) The amounts shown represent the dollar amounts recognized for financial statement reporting purposes in fiscal year ended 2008 in accordance with Statement of Financial Accounting Standards No. 123 (Revised), Share-Based Payment (“SFAS No. 123 R”) with regard to share-based awards.  Restricted stock awards are valued at the closing price as of grant date.  The aggregate amount of stock awards outstanding at December 31, 2008 is set forth in footnotes in the Security Ownership of Management and Certain Beneficial Owners table above.

(2) In addition to a $7,500 fee, Mr. Digange also received $6,880 in cash in lieu of restricted stock awards.

Audit Committee Report

The following Audit Committee Report does not constitute “soliciting material” and shall not be deemed to be “filed” or “incorporated by reference” into any other 1st Century Bancshares filings under the Securities Act of 1993, as amended and the Securities Exchange Act of 1934, as amended and as adopted by the SEC, except to the extent we specifically incorporate this report by reference.

The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and the audit process of 1st Century Bancshares.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of financial statements in accordance with generally accepted accounting principles.  1st Century Bancshares’ independent registered public accounting firm is responsible for auditing those financial statements.  The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management, the internal auditors and the independent registered public accounting firm.

In discharging its oversight responsibility, the Audit Committee has met and held discussions with management and Perry-Smith LLP, the independent registered public accounting firm for 1st Century Bancshares.  Management represented to the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and Perry-Smith LLP.  The Audit Committee discussed with Perry-Smith LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees).  The Audit Committee manages 1st Century Bancshares’ relationship with its independent auditors (who report directly to the Audit Committee).

The Audit Committee also obtained from Perry-Smith LLP the written disclosures and the letter describing all relationships between 1st Century Bancshares and the accountants that bear on the accountants’ independence consistent with the Public Company Accounting Oversight Board’s Rule 3526, Communication with Audit Committees Concerning Independence. The Audit Committee discussed with the independent accountants any relationships that may impact the firm’s objectivity and independence and satisfied itself as to the accountants’ independence.

Based on these discussions and reviews, the Audit Committee recommended that the Board of Directors approve the inclusion of 1st Century Bancshares audited financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

Respectfully submitted by the members of the Audit Committee:

THE AUDIT COMMITTEE

Leslie E. Bider, Chairman William S. Anderson Barry D. Pressman, M.D.

Certain Relationships and Related Transactions, and Director Independence

There are no existing or proposed material transactions between us and any of our executive officers, directors, or beneficial owners of 5% or more of our common stock, or the immediate family or associates of any of the foregoing persons, except as indicated below.

Some of our directors and executive officers and their immediate families, as well as the companies with which such directors and executive officers are associated, are customers of, and have had banking transactions with us in the ordinary course of business, and we anticipate having banking transactions with such persons in the future. In the opinion of our management, all loans and commitments to lend included in such transactions were made in compliance with applicable laws, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated third parties of similar creditworthiness and did not involve more than a normal risk of collectability or present other unfavorable features.  At December 31, 2008, the total commitments were $23.1 million and the outstanding balances for these loans were $11.3 million. None of these loans are disclosed as nonaccrual, past due, restructured or potential problems.

The following is a summary of loan activity on such loans for the year ended December 31, 2008:

(in thousands)	2008
Beginning Balance	$9,708
Credits granted	2,938
Repayments	(387)
Charge-offs	(972)
Ending Balance	$11,287

1st Century Bancshares maintains a written Conflict of Interest/Code of Ethics Policy and Procedures (the “Policies and Procedures”).  The Audit Committee of our Board of Directors is responsible for reviewing and recommending action to the Board of Directors with respect to any proposed material transactions with parties related to 1st Century Bancshares. The types of transactions covered by the Policies and Procedures include those that are covered by Item 404(a) of Regulation S-K, those that involve an outside influence that could result in the loss of objectivity by officers or employees regarding business conducted with customers or other third parties that provide services to 1st Century Bancshares, as well as those that involve any personal activity or investment by an officer or employee that may exploit their position at 1st Century Bancshares.  Related parties include any of our directors and executive officers, any person known to own more than 5% of our common stock, the immediate family members of any of the foregoing persons, and any corporation or other entity in which the foregoing persons are employed or are a general partner, principal or owner of greater than 5% of the entity’s stock.

To identify related party transactions, we require our directors and officers to complete Director & Officer Questionnaires annually to disclose any transactions with us in which the officer or director, their immediate family members or related entities have an interest.  We review related party transactions due to their potential to result in a conflict of interest.  A conflict of interest occurs when an individual’s private interest interferes or appears to interfere, in any way with the interests of 1st Century Bancshares.  We require all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify a supervisor or to report such conflict to the Audit Committee. When presented with a transaction that may involve a conflict of interest, the Audit Committee considers the particular facts and circumstances, and if necessary takes appropriate action commensurate with the potential conflict of interest or the appearance of a potential conflict of interest.

We expect our directors, officers and employees to act and make decisions that are in the best interests of 1st Century Bancshares, to avoid situations that present a conflict between the interests of 1st Century Bancshares and their own personal interests, and to avoid taking any action that may make it difficult for them to perform their duties, responsibilities and services to 1st Century Bancshares in an objective and fair manner.

We have no knowledge of any material proceedings to which any of our directors, officers or affiliates, any owner of record or beneficially of more than 5% of our common stock, or any associate of any such director, officer, affiliate or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

      Our Board of Directors consists of eleven members, nine of whom are independent within our director independence standards, which are consistent with the director independence standards of the NASDAQ Marketplace Rules.  Based on these standards, our Board of Directors determined that each of the following non-employee directors is independent and has no relationship with us except as a director and stockholder and/or holder of awards issued under our Equity Incentive Plan: Alan D. Levy, Barry D. Pressman, M.D., Dave Brooks, Eric M. George, Joseph J. Digange, Lewis N. Wolff, Nadine I. Watt, Robert A. Moore and William S. Anderson.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors has overall responsibility for establishing, implementing and monitoring the compensation structure, policies and programs of 1st Century Bancshares.  The Compensation Committee is responsible for assessing and approving the total compensation structure paid to executive officers, other than our Named Executive Officers (defined below).  The Compensation Committee is responsible for assessing each Named Executive Officer’s total compensation structure and making recommendations with respect thereto to our Board of Directors for their consideration and approval.  The Board of Directors considers the recommendations of the Compensation Committee but has the discretion to make adjustments as it deems appropriate.  The Board of Directors must also approve all equity award grants recommended to it by the Compensation Committee.  The Chief Executive Officer’s recommendations are based on an ongoing review of the performance of the other executive officers.  Thus, the Compensation Committee is responsible for determining whether the compensation paid to each of the individuals who served as 1st Century Bancshares Chief Executive Officer, Chief Operating Officer and Chief Financial Officer during 2008 (collectively, the “Named Executive Officers”), as well as our other executive officers, is fair, reasonable and competitive, and whether it serves the interest of 1st Century Bancshares and its stockholders.

The Compensation Committee’s Chairman regularly reports to the Board of Directors on Compensation Committee actions and recommendations.

Neither the Chief Executive Officer nor any other member of management has any involvement in any discussions with the Board of Directors or the Compensation Committee regarding the compensation of the Chief Executive Officer. The Compensation Committee has authority to retain (at 1st Century Bancshares’ expense) outside counsel, compensation consultants and other advisors to assist as needed.

With respect to the Named Executive Officers, this Compensation Discussion and Analysis identifies 1st Century Bancshares’ current compensation philosophy and objectives and describes the various methodologies, policies and practices for establishing and administering the compensation programs of the Named Executive Officers.

Compensation Philosophy and Objectives

The Compensation Committee believes that the most effective executive compensation programs are those that align the interests of the executive with those of 1st Century Bancshares and its stockholders.  The Compensation Committee believes that a properly structured compensation program will attract and retain talented individuals and motivate them to achieve specific short and long-term strategic objectives.  Although the Compensation Committee believes that a significant percentage of executive pay should be based on the principles of pay-for-performance, it also recognizes that 1st Century Bancshares must have the ability to attract highly talented executives and believes that including elements of cash and short-term compensation elements supports this important goal.  A very important objective of the Compensation Committee is to ensure the compensation programs of the Named Executive Officers are competitive as compared to similar positions within our peer-group companies.  The Compensation Committee has identified 1st Century Bancshares peer-group companies to be banks and bank holding companies for California member banks, with comparable size, as measured through total assets, market capitalization and other financial measures of organizational scope and complexity, operating in comparable demographic regions (the “Compensation Peer Group”).  For this reason, the Compensation Committee considers pay practices of the Compensation Peer Group with which it competes in the market for executive talent.  1st Century Bancshares executive compensation programs are designed to provide:

•                                          levels of base compensation that are competitive with the Compensation Peer Group;

•                                          annual incentive compensation that varies in a consistent manner with the achievement of individual performance objectives and financial results of 1st Century Bancshares; and

•                                          long-term incentive compensation that focuses executive efforts on building stockholder value through meeting longer-term financial and strategic goals.

In designing and administering its executive compensation programs, the Compensation Committee attempts to strike an appropriate balance among these various elements, each of which is discussed in greater detail below.  The Compensation Committee considers the pay practices of the Compensation Peer Group as one data point when determining the appropriate pay mix and compensation levels for our Named Executive Officers.  With respect to performance-based pay, the Compensation Committee believes that executive compensation should be closely tied to the financial and operational performance of 1st Century Bancshares, as well as to the individual performance and responsibility level of the Named Executive Officers. The Compensation Committee also believes there should be an equity-based component because it best aligns the executives’ interests with those of 1st Century Bancshares stockholders.  For purposes of retention, the Compensation Committee believes that the equity-based compensation should have meaningful conditions to encourage valued employees to remain in the employ of 1st Century Bancshares.  Finally, the Compensation Committee also considers other forms of executive pay (e.g., executive perquisites, supplemental executive retirement plans, and severance arrangements) as a means to attract, retain and motivate highly qualified executives.

The Elements of Compensation

Total direct compensation includes cash, in the form of base salary and annual incentives, and long-term equity incentives.  The Compensation Committee evaluates the mix between these three elements based on the pay practices of the Compensation Peer Group.  To ensure that compensation levels are reasonably competitive with market rates, the Compensation Committee reviewed and analyzed the 2008 California Bankers Association Compensation and Benefits Survey.  This report provides information on the compensation and benefit plans of 118 California member banks covering 116 job positions likely to be found in most banks. The Compensation Committee also considers and reviews information from other relevant survey data.

The Compensation Committee strives to be fully informed in its determination of the appropriate compensation mix and award levels for the Named Executive Officers.  For this reason, the Compensation Committee carefully considers the opinions and recommendations of the Chief Executive Officer.  All compensation decisions are made with consideration of the Compensation Committee’s guiding principles of fairness to employees, retention of talented executives and fostering improved performance, which will ultimately benefit 1st Century Bancshares stockholders.  With respect to the Named Executive Officers, the following describes in detail the objectives and policies underlying the various elements of the compensation mix:

Base Salary

It is 1st Century Bancshares philosophy that employees are paid a base salary that is competitive with the salaries paid by the Compensation Peer Group based on each employee’s experience and performance.  Generally, 1st Century Bancshares has chosen to position cash compensation at close to market median levels in order to remain competitive in attracting and retaining executive talent.

Each fiscal year, the Compensation Committee determines the target total annual cash compensation (salary and bonuses) for each Named Executive Officers.  Based on the practices of the Compensation Peer Group and several other factors, the Compensation Committee determines the appropriate allocation between salary and bonus for each Named Executive Officers.  There is a wide variety of factors the Compensation Committee considers in determining pay levels, as opposed to the decisions being solely based on market pay practices.  The Compensation Committee considers a combination of the individual executive’s performance, the performance of 1st Century Bancshares and the individual business or corporate function for which the executive is responsible, the nature and importance of the position and role within 1st Century Bancshares, the scope of the executive’s responsibility (including risk management and corporate strategic initiatives), internal relationships and the current compensation package in place for that executive, including the executive’s current annual salary and potential bonus awards.

Annual Bonus

1st Century Bancshares intends to continue its strategy of compensating the Named Executive Officers through programs that emphasize performance-based incentive compensation. Annual bonuses are set to recognize and reward executive officers and other employees who contribute meaningfully to an increase in stockholder value, profitability and customer satisfaction.  The recipients of bonuses, including the Named Executive Officers, are paid on the basis of achieving and surpassing goals for themselves, their teams and 1st Century Bancshares. The goals for Named Executive Officers are based upon the financial plan, which is approved annually by the Board of Directors.

Since 1st Century Bancshares did not achieve the targets established in its 2008 financial plan, no annual bonuses were paid to its Named Executive Officers for 2008.

Long-Term Incentive Awards

Long-term incentive awards are the third component of 1st Century Bancshares total compensation package. The Compensation Committee believes that equity-based compensation ensures that 1st Century Bancshares’ officers have a continuing stake in the long-term success of 1st Century Bancshares. 1st Century Bancshares Equity Incentive Plan (the “Plan”) provides for a wide-variety of equity awards.  As result of the accounting rules under SFAS No. 123R, the Compensation Committee has varied from its historical equity compensation practice of awarding stock options exclusively.  The Compensation Committee now awards restricted stock on the premise that it is less dilutive and typically results in a lower charge to earnings when awarded in lieu of stock options on a three-to-one basis.

Options granted under the Plan typically vest over a four-year period, are granted with a ten-year term and have an exercise price equal to the fair market value of 1st Century Bancshares’ common stock on the date of grant.  Restricted stock awards typically vest over a three to five year period.  The restricted stock cannot be sold or transferred until the shares vest. Should a Named Executive Officer leave 1st Century Bancshares prior to the completion of the vesting schedule, the unvested portion of the grant is forfeited.

The Chief Executive Officer and the other Named Executive Officers participate in the Plan.  To further strengthen retention efforts and commitment levels, the Compensation Committee periodically grants awards under the Plan.  The Compensation Committee approved grants of restricted stock in fiscal year 2008 to Jason P. DiNapoli, our President, Chief Operating Officer and Corporate Secretary, Alan I. Rothenberg, our Chairman of the Board and Chief Executive Officer and Dan T. Kawamoto, our Executive Vice President and Chief Financial Officer.  In fiscal year 2008, the Compensation Committee approved a restricted stock grant of 60,000 shares to Jason P. DiNapoli, 13,334 shares to Alan I. Rothenberg and 3,000 shares to Dan T. Kawamoto, each at its February 28, 2008 meeting.

Change-in-Control Arrangements

1st Century Bancshares has employment agreements with Alan I. Rothenberg, Jason P. DiNapoli and Dan. T. Kawamoto, which require payouts upon the occurrence of certain significant events, including a change-in-control (as that term is defined in the employment agreements). The employment agreements entitle our Named Executive Officers to the separation pay discussed below under “Employment Arrangements.”

Deferred Compensation

1st Century Bancshares does not sponsor, or otherwise make available, a deferred compensation plan for the Named Executive Officers.

Broad-Based Benefits Programs

The Named Executive Officers are entitled to participate in the benefits programs that are available to all full-time employees.  These benefits include health, dental, vision, and life insurance, paid vacation, and contributions to a 401(k) profit sharing retirement plan.

Administrative Policies and Practices

To evaluate and administer the compensation practices of the Chief Executive Officer and other Named Executive Officers, the Compensation Committee meets a minimum of two times per year at regularly scheduled Compensation Committee meetings.  The Compensation Committee also holds “special” meetings and meets telephonically to discuss extraordinary items (such as, the hiring or dismissal of a Named Executive Officer).  For fiscal year 2008, the Compensation Committee met a total of two times.  At the end of all meetings, non-management executive sessions are conducted.

Timing of Grants of Options and Restricted Stock

It is the Compensation Committee’s general practice to use May 15 or November 15 for purposes of establishing the “grant date” for stock options and restricted stock.  In all instances, the exercise price for stock options is set at the closing price of 1st Century Bancshares common stock on the grant date.

Stock Ownership Guidelines

Stock ownership guidelines for the Named Executive Officers have not been implemented by the Compensation Committee.  The Compensation Committee, however, will continue to periodically review best practices and re-evaluate whether stock ownership guidelines are consistent with the compensation philosophy of 1st Century Bancshares and with the stockholders’ interests.

Tax Deductibility of Executive Officer Compensation

Internal Revenue Code Section 162(m) precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless certain specific and detailed criteria are satisfied. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit. 1st Century Bancshares plans to comply with the requirements of Section 162(m).  Accordingly, all grants made under 1st Century Bancshares plans in fiscal year 2008 qualify for the corporate tax deduction, and prospectively, the Compensation Committee will continue to carefully consider the impact of Internal Revenue Code Section 162(m) in determining the appropriate pay mix and compensation levels for each of the Named Executive Officers.

The following table sets forth all compensation awarded to, earned by or paid for services received by our Named Executive Officers for the fiscal years ended December 31, 2007 and 2008, except that compensation for Mr. Kawamoto is only provided for year ended 2008 as he was not a Named Executive Officer in 2007.

We began our operations on December 21, 2007 upon the consummation of our reorganization whereby 1st Century Bancshares became the bank holding company for our National Bank subsidiary, 1st Century Bank, N.A.  Accordingly, we only began paying compensation to our Named Executive Officers following December 21, 2007.  The information disclosed in the Summary Compensation Table and the discussion of compensation that follows includes compensation paid and grants awarded by 1st Century Bank, N.A. during the period from January 1, 2007 to and including December 21, 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Award(s)($) (1)	All Other Compensation ($)(2)	Total($)
Alan I. Rothenberg, Chairman of the Board &	2008	$191,314	—	$13,762	$34,024	$239,100
Chief Executive Officer	2007	158,163	—	—	41,004	199,167

Jason P. DiNapoli, President, Chief Operating	2008	241,666	—	298,855	32,088	572,609
Officer & Corporate Secretary	2007	195,833	—	178,933	28,692	403,458

Dan T. Kawamoto, Executive Vice President & Chief Financial Officer	2008	193,500	—	131,430	68,889	393,819

(1)         The amounts shown represent the dollar amounts recognized for financial statement reporting purposes in fiscal years ended 2007 and 2008 with regard to share-based awards.  Restricted stock awards are valued at the closing price as of grant date. We used the value recognized for financial statement reporting purposes in accordance with the SFAS No. 123R under the assumptions included in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation, Note 1 — Summary of Significant Accounting Policies and Note 17 — Stock Based Compensation to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008, excluding estimated forfeitures related to service-based vesting conditions.

(2)         Represents the following perquisites and other personal benefits amounts:

•                  Auto Allowance.  For the year ended 2008, this includes: $6,068 for Mr. Rothenberg and $6,000 for Mr. DiNapoli.  For the year ended 2007, this includes: $9,000 for Mr. Rothenberg and $6,000 for Mr. DiNapoli. No auto allowance was paid to Mr. Kawamoto.

•                  Club Fees/Dues and Association Memberships. For the year ended 2008, this includes: $10,060 for Mr. Rothenberg and $8,801 for Mr. DiNapoli.  For the year ended 2007, this includes: $11,093 for Mr. Rothenberg and $7,100 for Mr. DiNapoli.  No club fees or dues were paid to Mr. Kawamoto.

•                  401(k) Plan. Reflects amount of employer matching contribution to the Section 401(k) deferred compensation feature as outlined in 1st Century Bancshares’ 401(k) Plan.  For the year ended 2008 this includes: $7,653 for Mr. Rothenberg, $9,667 for Mr. DiNapoli, and $8,540 for Mr. Kawamoto.  For the year ended 2007, this includes: $5,285 for Mr. Rothenberg and $8,023 for Mr. DiNapoli.

•                  Business expenses paid to Mr. Kawamoto in the amount of $51,488 for the year ended 2008.

Outstanding Equity Awards

The following table lists the outstanding equity awards at December 31, 2008.

Outstanding Equity Awards at Fiscal Year-End

	Options Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Alan I. Rothenberg	370,000	$5.00	2/24/14	13,334	(1)	$55,336
	307,573	$8.01	8/15/15

Jason P. DiNapoli	40,000	$5.00	2/24/14	60,000	(2)	$249,000
	7,500	$8.75	4/19/15	75,000	(3)	$311,250
				10,000	(4)	$41,500

Dan T. Kawamoto	—	—	—	3,000	(5)	$12,450
				40,000	(6)	$166,000

(1)	6,667 shares will be vested in May 2011, 3,334 shares will be vested in May 2012 and 3,333 shares will be vested in May 2013.
(2)	30,000 shares will be vested in May 2011, 15,000 shares will be vested in May 2012 and 15,000 shares will be vested in May 2013.
(3)	These shares will be vested in April 2010.
(4)	These shares will be vested in May 2009.
(5)	1,500 shares will be vested in May 2011, 750 shares will be vested in May 2012 and 750 shares will be vested in May 2013.
(6)	12,500 shares will be vested in May 2009, 12,500 will be vested in May 2010 and 15,000 shares will be vested in May 2011.

On October 20, 2005, the Board of Directors approved the acceleration of vesting of all unvested options issued under our Director and Employee Stock Option Plan and our Equity Incentive Plan. As a condition of the acceleration, to avoid any unintended benefits to our directors and executive officers, and to provide an incentive for continued contributions to our long-term operations, restrictions were imposed to prevent the sale of any stock obtained through the exercise of accelerated options prior to the lapse of specified restriction periods that were intended to be equivalent to the original vesting schedules.

No stock options were granted in 2008. No outstanding option or other equity-based award was repriced or otherwise materially modified (such as by extension of exercise periods, the change of vesting or forfeiture conditions, the change or elimination of applicable performance criteria, or the change of the bases upon which returns are determined) in 2008.

Employment and Certain Other Agreements and Employee Benefit Plans

Employment Arrangements — Chief Executive Officer

On September 3, 2008, we entered into an employment agreement with Alan I. Rothenberg, our Chairman and Chief Executive Officer.  The employment agreement has an initial term of three years, which automatically extends for additional one-year terms, unless and until either party gives notice of its desire not to extend.  Mr. Rothenberg receives an annual base salary of $225,000 and is eligible to receive annual bonuses. The Board will determine if Mr. Rothenberg should receive an annual bonus and, if so, the amount of such bonus in its sole discretion. In addition, Mr. Rothenberg is entitled to receive certain other benefits that 1st Century Bancshares extends to all of its executive employees, such as life insurance, disability insurance, health, dental, vision and other insurance benefits and 401(k) plan participation.  1st Century Bancshares may grant from time to time shares of restricted stock to Mr. Rothenberg under and subject to the terms and conditions of the Equity Incentive Plan.

In the event the employment of Mr. Rothenberg is terminated by 1st Century Bancshares for Cause (as defined in the employment agreement), Mr. Rothenberg is only entitled to base salary earned, paid time off accrued and unreimbursed business expenses, each through the date of termination.  In addition, if he is terminated without Cause or he terminates his employment for Good Reason (as defined in the employment agreement), Mr. Rothenberg will receive: (i) a lump sum payment equal to two times the amount of his highest base salary and annual bonus within the three-year period preceding the termination, (ii) at the discretion of the Board, a prorated bonus for the number of months worked during the year of termination, and (iii) medical, disability and life insurance benefits (the “Continuation Benefits”) until the earlier of (a) one year from the date of separation, and (b) the date he receives comparable coverage from another employer.

In addition to what Mr. Rothenberg is entitled to in the event of termination for Cause, if his employment is terminated on account of permanent disability he will continue to receive his base salary then in effect for a period of one year and will also receive Continuation Benefits for a period of six months. If Mr. Rothenberg’s employment terminates due to his death, his estate shall be entitled to payment of any benefits pursuant to any life insurance policy, and any unvested shares of restricted stock shall immediately vest.

The employment agreement contains standard confidentiality and other business protection covenants. The employment agreement also contains a standard indemnification provision. In addition, Mr. Rothenberg may be entitled to a gross-up payment in the event he is subject to an excise tax under Section 4999 of the Internal Revenue Code as a result of payments made by 1st Century Bancshares to or for his benefit.

Employment Arrangements — President, Chief Operating Officer and Corporate Secretary

On September 3, 2008, we entered into an employment agreement with Jason P. DiNapoli, our President, Chief Operating Officer and Corporate Secretary.  The employment agreement has an initial term of three years, which automatically extends for additional one-year terms, unless and until either party gives notice of its desire not to extend. Mr. DiNapoli will receive an annual base salary of $250,000. Mr. DiNapoli is eligible to earn an annual bonus in accordance with the terms and conditions of the 1st Century Bancshares 2008 Incentive Compensation Plan (the “2008 Plan”), which plan has been approved by the Board of Directors. Under the 2008 Plan, his annual bonus will be based on the level of attainment of various target goals established by the Board. Pursuant to an addendum to the employment agreement, Mr. DiNapoli is entitled to a car allowance of $500 per month.  In addition, Mr. DiNapoli is entitled to receive certain other benefits that Bancshares extends to all of its executive employees, such as life insurance, disability insurance, health, dental, vision and other insurance benefits and 401(k) plan participation.  1st Century Bancshares may grant from time to time to Mr. DiNapoli shares of restricted stock under and subject to the terms and conditions of the Equity Incentive Plan.

In the event the employment of Mr. DiNapoli is terminated by 1st Century Bancshares for Cause (as defined in the employment agreement), Mr. DiNapoli is only entitled to base salary earned, paid time off accrued and unreimbursed business expenses, each through the date of termination.  If Mr. DiNapoli is terminated without Cause or he terminates his employment for Good Reason (as defined in the employment agreement), Mr. DiNapoli will receive: (i) a lump sum payment equal to two times the amount of his highest base salary and annual bonus within the three-year period preceding the termination, (ii) at the discretion of the Board, a prorated bonus for the number of months worked during the year of termination, and (iii) Continuation Benefits until the earlier of (a) one year from the separation date, and (b) the date he receives comparable coverage from another employer.

In addition to what Mr. DiNapoli is entitled to in the event of termination for Cause, if his employment is terminated on account of permanent disability he will continue to receive his base salary then in effect for a period of one year and will also receive Continuation Benefits for a period of six months following the separation date. If Mr. DiNapoli’s employment terminates due to his death, his estate shall be entitled to payment of any benefits pursuant to any life insurance policy, and any unvested shares of restricted stock shall immediately vest.

The employment agreement contains standard confidentiality and other business protection covenants.  The employment agreement also contains a standard indemnification provision. In addition, Mr. DiNapoli may be entitled to a gross-up payment in the event he is subject to an excise tax under Section 4999 of the Internal Revenue Code as a result of payments made by 1st Century Bancshares to or for his benefit.

Employment Arrangements — Executive Vice President and Chief Financial Officer

On June 1, 2007 1st Century Bank, N.A. entered into an employment agreement with Dan T. Kawamoto, 1st Century Bank’s Executive Vice President and Chief Financial Officer, which was subsequently amended to include 1st Century Bancshares and cover Mr. Kawamoto’s services as our Executive Vice President and Chief Financial Officer.  The employment agreement has an initial term of three years, which automatically extends for additional one-year terms, unless and until either party gives notice of its desire not to extend.  Mr. Kawamoto receives an annual base salary of $195,000 and is eligible to receive an annual bonus. Mr. Kawamoto is eligible to earn an annual bonus based on the level of attainment of various target goals established by the Chief Executive Officer and President, subject to approval by the Board.  The relative mix of cash and restricted stock with respect to any annual bonus shall be determined by the Board in it is sole discretion.  In addition, Mr. Kawamoto is entitled to receive certain other benefits that 1st Century Bancshares extends to all of its executive employees, such as life insurance, disability insurance, health, dental, vision and other insurance benefits, 401(k) plan participation as well as participation in all deferred compensation and other incentive plans.

In the event the employment of Mr. Kawamoto is terminated by 1st Century Bancshares for Cause (as defined in the employment agreement), Mr. Kawamoto is only entitled to base salary earned, paid time off accrued and unreimbursed business expenses, each through the date of termination.  In addition, if he is terminated without Cause or he terminates his employment for Good Reason (as defined in the employment agreement), Mr. Kawamoto will receive: (i) a lump sum payment equal to one hundred percent (or seventy-five percent in the event termination occurs on or prior to June 1, 2009) of the amount of his highest base salary and annual bonus within the three-year period preceding the termination, and (ii) Continuation Benefits until the earlier of (a) six months from the date of separation, and (b) the date he receives comparable coverage from another employer.  Mr. Kawamoto shall also become immediately vested in any of the remaining unvested shares of restricted stock and/or options granted to him under any existing or future award agreements.  In the event termination occurs without Cause of for Good Reason in connection with a Change in Control (as defined in the employment agreement), then the lump sum payment shall be equal to two hundred percent (or one hundred fifty percent in the event termination occurs on or prior to June 1, 2009) of the amount of his highest base salary and annual bonus within the three-year period preceding the termination.

In addition to what Mr. Kawamoto is entitled to in the event of termination for Cause, if his employment is terminated on account of permanent disability he will continue to receive his base salary then in effect for a period of six months and will also receive Continuation Benefits for a period of six months. If Mr. Kawamoto’s employment terminates due to his death, his beneficiaries or estate shall be entitled to payment of base salary earned and paid time off accrued as well as any benefits pursuant to any life insurance policy.

The employment agreement contains standard confidentiality and other business protection covenants. The employment agreement also contains a standard indemnification provision.

Equity Compensation Plans

1st Century Bancshares Director and Employee Stock Option Plan.  The Director and Employee Stock Option Plan provides for the issuance of incentive stock options (within the meaning of Internal Revenue Code Section 422) and nonstatutory stock options.  There are 1,434,000 shares of common stock reserved for issuance under the plan.  Out of the reserved shares, 1,322,597 shares were issued as of March 31, 2009.  The plan further provides that options may be granted to our directors, officers, employees, and consultants.  Stock options must be granted at an exercise price of not less than 100% of the fair market value of the shares on the date of grant and have an exercise period of not longer than ten years.  All options granted to our officers, employees and directors, in their capacity as such, are subject to a vesting schedule determined by our Board of Directors.  For options granted to our directors, officers, employees and consultants, in the event any optionee’s employment is terminated or the optionee resigns as a director, officer, or employee, such optionee’s options shall terminate immediately if the termination is for cause, or on the date which is three months after any other termination or resignation, except that upon the death or disability of the optionee, the option shall terminate one year after such death or disability. The options granted under the plan are not assignable or transferable except by will or the laws of intestate distribution, with the exception of certain transfers of nonstatutory stock options to an optionee’s immediate family members for estate planning purposes.  During the lifetime of an optionee, his or her option is exercisable only by the optionee.

The Equity Incentive Plan

The Equity Incentive Plan provides for the issuance of incentive stock options, restricted stock and performance shares to employees, directors and consultants.  There are 1,200,000 shares of common stock reserved for issuance under the Equity Incentive Plan.  Out of the reserved shares, 441,669 shares were issued as of March 31, 2009.  Stock options must be granted at an exercise price of not less than 100% of the fair market value of the shares on the date of the grant and have an exercise period of not longer than ten years.  All options, restricted stock and performance shares granted are subject to a vesting schedule determined by our Board of Directors.  During the period of restriction, participants holding shares of restricted stock may exercise full voting rights and shall be entitled to receive all dividends and other distributions paid with respect to such shares. For options, restricted shares and performance shares granted to our directors, officers, employees and consultants, in the event any optionee’s employment is terminated or the optionee resigns as a director, officer,  employee and consultant, such optionee’s options shall terminate in five business days if the termination is for cause, or on the date which is three months after any other termination or resignation, except upon disability or death of the optionee, the option shall terminate one year after such disability and two years after the date of death.  The options granted under this plan are not assignable or transferable except by will or the laws of intestate distribution, with the exception of certain transfers of nonstatutory stock options to an optionee’s immediate family members for estate plan purposes.  During the lifetime of an optionee, his or her option is exercisable only by the optionee.

The following table details the amount of shares authorized and available under the Director and Employee Stock Option Plan and the Equity Incentive Plan as of December 31, 2008.

Stock Plan	Shares Reserved	Less Shares Previously Exercised/Vested	Less Shares Outstanding	Total Shares Available for Future Issuance
Director and Employee Stock Option Plan	1,434,000	216,924	1,105,673	111,403

Equity Incentive Plan	1,200,000	98,483	366,278	735,239

Potential Payments Upon Termination or Change-in-Control

1st Century Bancshares’ employment agreements with Alan I. Rothenberg, Jason P. DiNapoli and Dan T. Kawamoto contain separation and change-in-control payments, which are discussed in detail under the heading “Employment and Certain Other Agreements and Employee Benefit Plans - Employment Arrangements” in this proxy statement.

Our Director and Employee Stock Option Plan and our Equity Incentive Plan contain provisions accelerating the vesting of options upon an event that would result in a change-in-control of 1st Century Bancshares.  These provisions were incorporated into the restriction on resale agreement executed by Alan I. Rothenberg with respect to options granted to him under these plans, meaning that, upon the occurrence of a change-in-control event, the restrictions on resale of the 677,573 shares that Mr. Rothenberg may obtain by exercise of his options would lapse.

OTHER BUSINESS

We know of no other business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting.  If, however, other matters are properly brought before the meeting, it is the intention of the persons named as proxies in the enclosed proxy card to vote the shares represented thereby in accordance with their best judgment and in their discretion, and authority to do so is included in the proxy delivered herewith.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2010 ANNUAL MEETING

If you wish to submit a proposal or nominee for consideration at our 2010 annual meeting of stockholders, you may do so by following the procedures prescribed in the Securities Exchange Act of 1934, as amended, and as adopted by the SEC.  To be eligible for inclusion in our proxy statement and proxy materials, our Corporate Secretary must receive your proposal or nominee no later than December 15, 2009.

A stockholder wishing to submit a proposal or nominee for consideration at the 2010 annual meeting other than in our proxy materials is required to give written notice addressed to the Corporate Secretary, 1st Century Bancshares, Inc., 1875 Century Park East, Suite 1400, Los Angeles, California 90067, of his or her intention to make such a proposal. Assuming the 2010 annual meeting is held no more than 30 days before and no more than 60 days after May 21, the anniversary of the 2009 Annual Meeting, assuming further that the proxy materials for the 2009 Annual Meeting are first mailed to stockholders on April 21 and assuming that there has been no increase in the size of the Board, then to be timely, a stockholders’ notice shall be delivered to and received by the Secretary at our principal executive offices not later than the close of business on February 24, 2010 and not earlier than the close of business on January 25, 2010.  We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other requirements set forth in our bylaws and applicable law.

April 13, 2009	1ST CENTURY BANCSHARES, INC.

Alan I. Rothenberg Chairman of the Board & Chief Executive Officer	Jason P. DiNapoli President, Chief Operating Officer & Corporate Secretary

YOUR VOTE IS IMPORTANT! Annual Meeting Materials are available on-line at: http://www.1stcenturybank.com/annualmeetingmaterials.html You can vote in one of three ways: 1. Call toll free 1-866-809-5279 on a Touch-Tone Phone. There is NO CHARGE to you for this call. or 2. Via the Internet at https://www.proxyvotenow.com/fcty and follow the instructions. or 3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope. PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS REVOCABLE PROXY 1ST CENTURY BANCSHARES, INC. ANNUAL MEETING OF STOCKHOLDERS May 21, 2009, 5:00 pm, local time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder of record hereby appoints Robert A. Moore and Barry D. Pressman, M.D., and either of them, with full power of substitution, as proxies for the stockholder, to attend the Annual Meeting of Stockholders of 1st Century Bancshares, Inc. (the “Company”), to be held at the Company’s principal executive office located at 1875 Century Park East, Suite 100, Los Angeles, CA 90067, on Thursday, May 21, 2009, at 5:00 p.m., local time and any adjournments thereof, and to vote all shares of common stock of the Company that the stockholder is entitled to vote upon each of the matters referred to in this proxy and, at their discretion, upon such other matters as may properly come before the Annual Meeting of Stockholders. This proxy, when properly executed, will be voted in the manner directed herein by the stockholder of record as of March 31, 2009. If no direction is made, this proxy will be voted FOR all proposals. PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE. (Continued, and to be marked, dated and signed, on the other side) FOLD AND DETACH HERE 1ST CENTURY BANCSHARES, INC. — ANNUAL MEETING, MAY 21, 2009 6329

Date Sign above Please be sure to date and sign this proxy card in the box below. Proposal No. 1: Election of Directors (01) William S. Anderson (02) Dave Brooks (03) Joseph J. Digange (04) Jason P. DiNapoli (05) Eric M. George (06) Alan D. Levy (07) Robert A. Moore (08) Barry D. Pressman, M.D. (09) Alan I. Rothenberg (10) Nadine I. Watt (11) Lewis N. Wolff Withhold For All For All Except IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm Perry-Smith LLP THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS. Mark here if you plan to attend the meeting Mark here for address change and note change ___________________________________________________________________ ___________________________________________________________________ ___________________________________________________________________ Note: Please sign exactly as your name appears on this proxy. If signing for estates, trusts, corporations or partnerships, title or capacity should be stated. If shares are held jointly, each holder should sign. For Against Abstain INSTRUCTION: To withhold authority to vote for any nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below. Your vote is important! PROXY VOTING INSTRUCTIONS Stockholders of record have three ways to vote: 1. By Mail; or 2. By Telephone (using a Touch-Tone Phone); or 3. By Internet. A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3:00 a.m., Eastern Time, May 21, 2009. It is not necessary to return this proxy if you vote by telephone or Internet. FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3:00 a.m., Eastern Time, May 21, 2009: 1-866-809-5279 Vote by Internet anytime prior to 3:00 a.m., Eastern Time, May 21, 2009 go to https://www.proxyvotenow.com/fcty Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted. IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS for the Annual Meeting: The Notice and Proxy Statement and Form 10-k are available at http://www.1stcenturybank.com/annualmeetingmaterials.html. REVOCABLE PROXY 1ST CENTURY BANCSHARES, INC. PLEASE MARK VOTES AS IN THIS EXAMPLE X Annual Meeting of Stockholders MAY 21, 2009